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                                                                     EXHIBIT 3.3

                           ARTICLES OF INCORPORATION

                                       OF

                         GMAC RESIDENTIAL HOLDING CORP.

      I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation under the provisions and subject to the requirements of Title 7, Chapter 78 of the Nevada Revised Statutes and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation.

      FIRST. The name of the Corporation (the "Corporation") in GMAC Residential Holding Corp.

      SECOND. The name of the Corporation's resident agent in the State of Nevada is The Corporation Trust Company of Nevada, and the street address of the said resident agent where process may be served on the Corporation is One East First Street, Reno, Nevada 89501.

      THIRD. The nature of the business or purpose to be conducted or promoted is to engage in my lawful act or activity for which Corporation may be organised under the General Corporation Law of the State of Nevada, without limitation.

      FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), and the par value of each of such where is one cent ($.01).

      FIFTH. The name and post office address of the incorporator is as follows:

     Name                            Post Office Address
----------------                  --------------------------
Richard V. Kent                   General Motors Corporation
                                  3031 West Grand Blovlevard
                                  Detroit, Michigan 48202

      SIXTH: The governing board of the Corporation shall be styled as a "Board of Directors" and any member of said Board shall be styled as a "Director."

      The number of members constituting the first Board of Directors shall be one (1); and the name and post office of the first Board of Directors is as follows:

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
      Name                             Post Office Address
----------------                  ----------------------------
Dennis W. Sheehan                 GMAC Mortgage Group, Inc.
                                  8400 Normandale Lake Blvd.
                                  Minneepolis, Minnenota 55437

      The members of directors of the Corporation may be increased or decreased in the manner provided in the By-Laws of the Corporation; provided, that member of directors shall never be less than one.

      SEVENTH: The Corporation is to have perpetual existence.

      EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to made, alter or repeal the By-Laws of the Corporation.

      NINTH. The personal liabilities of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada as the same may be amended and supplemented.

      TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the mannar now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granded subject to this reservation.

      I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Nevada, do make these Articles, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunder set my hand this 17th day of April, 1998.

                                                             /s/ Richard V. Kent
                                                             -------------------
                                                             Richard V. Kent

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